UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 25, 2009

ADVANCE NANOTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-10065	20-1614256
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Rella Blvd, Suite 160, Montebello, New York, NY	10901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (845) 533-4225

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On November 25, 2009, the Registrant's formerly majority-owned subsidiary, Owlstone Nanotech Inc ("Owlstone"), concluded a series of transactions.  As a result of these transactions, Owlstone shall no longer be a majority-owned subsidiary of Registrant.  The Registrant's equity interest in Owlstone constitutes substantially all of the assets of Registrant.

These transactions were comprised of the following:

1. The sale by Owlstone of 6,925,000 shares of its common stock, par value $.001 per share (the “Common Stock”), for $.40 per share, or a total of $2,770,000.

2. The acquisition from certain accredited investors of $2,000,000 principal amount of Registrants' 8% Convertible Notes in exchange for the issuance of an aggregate of 5,000,000 shares of Owlstone Common Stock.

3. The issuance of a total of 4,280,731 shares of Owlstone Common Stock in connection with the conversion of $2,305,423 principal amount of Owlstone 10% Convertible Notes and the payment of accrued interest on such notes.

4. The issuance of 875,000 shares of Owlstone Common Stock in connection with the conversion of $350,000 principal amount of Owlstone Convertible Promissory Note.

5. The issuance of 2,500,000 shares of Owlstone Common Stock in connection with the conversion of $1,000,000 principal amount of the Registrant’s Senior Secured Note.

Each of the foregoing transactions took place with certain "accredited investors" pursuant to an exemption from registration under the Securities Act of 1933, as amended and Regulation D promulgated thereunder and the transactions were exempt from registration pursuant to Section 4(2) thereof and Rule 506 of Regulation D.  The Owlstone shares of common stock issued and sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Prior to the consummation of the transactions described above, the Registrant owned 13,958,449 shares, or 81.31%, of the issued and outstanding shares of Owlstone common stock. Immediately following consummation of such transactions, the Registrant owned 13,958,449 shares, or 37.98%, of the issued and outstanding shares of Owlstone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE NANOTECH, INC.

By:	/s/ Thomas P. Finn
Name: Thomas P. Finn Title: Chief Financial Officer & Secretary

Dated: November 25, 2009